Filed pursuant to Rule 433

Registration Statement No. 333-212164

The Export-Import Bank of Korea

Final Term Sheet for US$500,000,000 Floating Rate Notes due 2022 (the “Floating Rate Notes”)

January 18, 2017

Issuer	The Export-Import Bank of Korea

Issue Currency	U.S. Dollar (US$)

Issue Size	US$500,000,000

Maturity Date	January 25, 2022

Settlement Date	On or about January 25, 2017, which will be the fifth business day following the date of this final term sheet. If you wish to trade the Floating Rate Notes on the date of this final term sheet or the next succeeding business day, because the Floating Rate Notes will initially settle in T+5, you may be required to specify an alternate settlement cycle at the time of your trade to prevent a failed settlement.

Interest Rate	Three-Month USD LIBOR plus 0.875% per annum

Day Count	Interest on the Floating Rate Notes will be computed on the basis of the actual number of days in the applicable Interest Period divided by 360.

Interest Payment Dates	On January 25, April 25, July 25 and October 25 of each year, commencing on April 25, 2017 and with interest accruing from January 25, 2017. If any Interest Payment Date or the Maturity Date falls on a day that is not a business day (as defined below), such date will be adjusted in accordance with the Modified Following Business Day Convention. The term “Modified Following Business Day Convention” means that the relevant date shall be postponed to the first following day that is a business day unless that day falls in the next calendar month in which case that date will be the first preceding day that is a business day. The term “business day” as used herein means a day other than a Saturday, a Sunday, or any other day on which banking institutions in The City of New York, London or Seoul are authorized or required by law or executive order to remain closed.

Public Offering Price	100.00%

Gross Proceeds	US$500,000,000

Underwriting Discounts	0.30%

Net Proceeds (after deducting underwriting discounts but not estimated expenses)	US$498,500,000

Denominations	US$200k/1k

CUSIP	302154CL1

ISIN	US302154CL15

Format	The Floating Rate Notes will be registered with the U.S. Securities and Exchange Commission.

Listing	Application will be made to the Singapore Exchange Securities Trading Limited for the listing and quotation of the Floating Rate Notes.

Governing Law	New York

Joint Bookrunners and Joint Lead Managers	Daiwa Capital Markets Europe Limited, Deutsche Bank AG, Singapore Branch, Goldman Sachs International, The Hongkong and Shanghai Banking Corporation Limited, J.P. Morgan Securities LLC and Standard Chartered Bank

Joint Lead Managers	Daiwa Capital Markets Europe Limited, Deutsche Bank AG, Singapore Branch, Goldman Sachs International, Hanwha Investment & Securities CO., LTD, The Hongkong and Shanghai Banking Corporation Limited, J.P. Morgan Securities LLC and Standard Chartered Bank

Co-Manager	KEXIM Asia Limited

Fiscal Agent	The Bank of New York Mellon

Calculation Agent

The Bank of New York Mellon

In the absence of willful default, bad faith or manifest error, the Calculation Agent’s determination of Three-Month USD LIBOR and its calculation of the applicable interest rate for each Interest Period will be final and binding. The Calculation Agent will make available the interest rates for current and preceding Interest Periods by delivery of such notice through such medium as is available to participants in DTC, Euroclear and Clearstream, or any successor thereof, and in accordance with such applicable rules and procedures as long as the Floating Rate Notes are held in global form. In the event that the Floating Rate Notes are held in certificated form, the interest rates for current and preceding Interest Periods will be published in the manner described under the heading “Description of The Notes—Notices” in the Preliminary Prospectus Supplement. The Issuer has the right to replace the Calculation Agent with the London office of another leading commercial bank or investment bank in New York or London. If the appointed office of the Calculation Agent is unable or unwilling to continue to act as the Calculation Agent or fails to determine the interest rate for any Interest Period, the Issuer has a duty to appoint the London office of such other leading commercial bank or investment bank in New York or London as may be approved in writing by the Fiscal Agent.

The term “Three-Month USD LIBOR” herein means, with respect to any Interest Determination Date (as defined below):

(a)	the rate for three-month deposits in United States dollars commencing on the second London Banking Day (as defined below) succeeding the Interest Determination Date, that appears on the Reuters Page LIBOR01 (as defined below) as of 11:00 a.m., London time, on the Interest Determination Date; or

(b)	if no rate appears on the particular Interest Determination Date on the Reuters Page LIBOR01, the rate calculated by the Calculation Agent as the arithmetic mean of at least two offered quotations obtained by the Calculation Agent after requesting the principal London offices of each of four major reference banks in the London interbank market to provide the Calculation Agent with its offered quotation for deposits in United States dollars for the period of three months, commencing on the second London Banking Day (as defined below) succeeding the Interest Determination Date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that Interest Determination Date and in a principal amount that is representative for a single transaction in United States dollars in that market at that time; or

(c)	if fewer than two offered quotations referred to in clause (b) are provided as requested, the rate calculated by the Calculation Agent as the arithmetic mean of the rates quoted at approximately 11:00 a.m., New York time, on the particular Interest Determination Date by three major banks in The City of New York selected by the Calculation Agent for loans in United States dollars to leading European banks for a period of three months commencing on the second London Banking Day succeeding the Interest Determination Date, and in a principal amount that is representative for a single transaction in United States dollars in that market at that time; or

(d)	if the banks so selected by the Calculation Agent are not quoting as mentioned in clause (c), Three-Month USD LIBOR in effect immediately prior to the particular Interest Determination Date.

“Reuters Page LIBOR01” means the display on Reuters (or any successor service) on such page (or any other page as may replace such page on such service) or such other service or services as may be nominated by the ICE Benchmark Administration Limited or any successor thereof as the information vendor for the purpose of displaying the London interbank rates of major banks for United States dollars.

“London Banking Day” means a day on which commercial banks are open for business, including dealings in United States dollars, in London, England.

“Interest Determination Date” for any Interest Period will be the second London Banking Day preceding the first day of such Interest Period.

“Interest Period” refers to the period from and including January 25, 2017 to but excluding the first Interest Payment Date and each successive period from and including an Interest Payment Date to but excluding the next Interest Payment Date.

The Export-Import Bank of Korea

Final Term Sheet for US$500,000,000 2.125% Notes due 2020 (the “2020 Notes”)

January 18, 2017

Issuer	The Export-Import Bank of Korea

Issue Currency	U.S. Dollar (US$)

Issue Size	US$500,000,000

Maturity Date	January 25, 2020

Settlement Date	On or about January 25, 2017, which will be the fifth business day following the date of this final term sheet. If you wish to trade the 2020 Notes on the date of this final term sheet or the next succeeding business day, because the 2020 Notes will initially settle in T+5, you may be required to specify an alternate settlement cycle at the time of your trade to prevent a failed settlement.

Interest Rate	2.125% per annum

Day Count	30/360

Interest Payment Dates	January 25 and July 25 of each year, commencing on July 25, 2017 and with interest accruing from January 25, 2017. If any Interest Payment Date or the Maturity Date falls on a day that is not a business day (as defined below), then payment will not be made on such date but will be made on the next succeeding day that is a business day, with the same force and effect as if made on the Interest Payment Date or the Maturity Date (as the case may be), and no interest shall be payable in respect of such delay. The term “business day” as used herein means a day other than a Saturday, a Sunday, or any other day on which banking institutions in The City of New York, London or Seoul are authorized or required by law or executive order to remain closed.

Public Offering Price	99.905%

Gross Proceeds	US$499,525,000

Underwriting Discounts	0.30%

Net Proceeds (after deducting underwriting discounts but not estimated expenses)	US$498,025,000

Denominations	US$200k/1k

CUSIP	302154CJ6

ISIN	US302154CJ68

Format	The 2020 Notes will be registered with the U.S. Securities and Exchange Commission.

Listing	Application will be made to the Singapore Exchange Securities Trading Limited for the listing and quotation of the 2020 Notes.

Governing Law	New York

Joint Bookrunners and Joint Lead Managers	Daiwa Capital Markets Europe Limited, Deutsche Bank AG, Singapore Branch, Goldman Sachs International, The Hongkong and Shanghai Banking Corporation Limited, J.P. Morgan Securities LLC and Standard Chartered Bank

Joint Lead Managers	Daiwa Capital Markets Europe Limited, Deutsche Bank AG, Singapore Branch, Goldman Sachs International, Hanwha Investment & Securities CO., LTD, The Hongkong and Shanghai Banking Corporation Limited, J.P. Morgan Securities LLC and Standard Chartered Bank

Co-Manager	KEXIM Asia Limited

Fiscal Agent	The Bank of New York Mellon

The Export-Import Bank of Korea

Final Term Sheet for US$500,000,000 2.750% Notes due 2022 (the “2022 Notes”)

January 18, 2017

Issuer	The Export-Import Bank of Korea

Issue Currency	U.S. Dollar (US$)

Issue Size	US$500,000,000

Maturity Date	January 25, 2022

Settlement Date	On or about January 25, 2017, which will be the fifth business day following the date of this final term sheet. If you wish to trade the 2022 Notes on the date of this final term sheet or the next succeeding business day, because the 2022 Notes will initially settle in T+5, you may be required to specify an alternate settlement cycle at the time of your trade to prevent a failed settlement.

Interest Rate	2.750% per annum

Day Count	30/360

Interest Payment Dates	January 25 and July 25 of each year, commencing on July 25, 2017 and with interest accruing from January 25, 2017. If any Interest Payment Date or the Maturity Date falls on a day that is not a business day (as defined below), then payment will not be made on such date but will be made on the next succeeding day that is a business day, with the same force and effect as if made on the Interest Payment Date or the Maturity Date (as the case may be), and no interest shall be payable in respect of such delay. The term “business day” as used herein means a day other than a Saturday, a Sunday, or any other day on which banking institutions in The City of New York, London or Seoul are authorized or required by law or executive order to remain closed.

Public Offering Price	99.736%

Gross Proceeds	US$498,680,000

Underwriting Discounts	0.30%

Net Proceeds (after deducting underwriting discounts but not estimated expenses)	US$497,180,000

Denominations	US$200k/1k

CUSIP	302154CK3

ISIN	US302154CK32

Format	The 2022 Notes will be registered with the U.S. Securities and Exchange Commission.

Listing	Application will be made to the Singapore Exchange Securities Trading Limited for the listing and quotation of the 2022 Notes.

Governing Law	New York

Joint Bookrunners and Joint Lead Managers	Daiwa Capital Markets Europe Limited, Deutsche Bank AG, Singapore Branch, Goldman Sachs International, The Hongkong and Shanghai Banking Corporation Limited, J.P. Morgan Securities LLC and Standard Chartered Bank

Joint Lead Managers	Daiwa Capital Markets Europe Limited, Deutsche Bank AG, Singapore Branch, Goldman Sachs International, Hanwha Investment & Securities CO., LTD, The Hongkong and Shanghai Banking Corporation Limited, J.P. Morgan Securities LLC and Standard Chartered Bank

Co-Manager	KEXIM Asia Limited

Fiscal Agent	The Bank of New York Mellon

These Final Term Sheets should be read in conjunction with the prospectus dated June 29, 2016, as supplemented by the preliminary prospectus supplement dated January 18, 2017 (the “Preliminary Prospectus”), relating to the Notes. All references to the “Notes” herein and in the Preliminary Prospectus are to the Floating Rate Notes, the 2020 Notes and the 2022 Notes, collectively. Capitalized terms used but not defined herein have the meanings given to them in the Preliminary Prospectus.

The Issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the Securities and Exchange Commission for more complete information about the Issuer and this offering. You may get these documents free of charge by visiting EDGAR on the website of the Securities and Exchange Commission at www.sec.gov. Alternatively, an underwriter or dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-212-834-4533.

The most recent prospectus can be accessed through the following link:

http://www.sec.gov/Archives/edgar/data/873463/000119312517011673/d298163d424b5.htm

ANY DISCLAIMER OR OTHER NOTICES THAT MAY APPEAR AFTER THIS MESSAGE ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER E-MAIL SYSTEM.